Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Continental Building Products Inc. 2014 Stock Incentive Plan of our report dated May 13, 2013, with respect to the combined financial statements of the gypsum division of Lafarge North America Inc. as of December 31, 2012 and 2011 and for the years then ended, included in its Registration Statement on Form S-1 (No. 333- 193078 ) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

March 27, 2014